Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-30277) pertaining to the Knoll Retirement Savings Plan of our report dated June 16, 2005, with respect to the financial statements and schedules of the Knoll Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/    Ernst & Young LLP

Philadelphia, Pennsylvania

June 29, 2005